News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640             Internet:  www.bry.com

Contacts: Robert F. Heinemann, President and CEO
          Ralph J. Goehring, Executive Vice President and CFO

 BERRY PETROLEUM COMPANY TO INCREASE ITS DIVIDEND AND CAPITAL BUDGET

Bakersfield, CA, August 31, 2004 - Berry Petroleum Company (NYSE:BRY) today announced that its Board of Directors has authorized a $.04 per share increase in its annual dividend, a special dividend of $.06 per share and an increase in its capital budget to $70 million.

The regular quarterly dividend is being increased by 9%, from $.11 to $.12 per share, beginning with the September 2004 dividend. The regular quarterly dividend along with the special dividend of $.06 per share will be paid on September 29, 2004 to shareholders of record on September 13, 2004. The total dividend payable on September 29, 2004 will be $.18 per share. The Company has approximately 22.2 million shares presently outstanding.

Robert Heinemann, President and Chief Executive Officer stated, "The Company is experiencing a record year in 2004 and we believe our shareholders should participate in the record cash generated from operating activities. We believe our shares provide an excellent investment opportunity as we are delivering on our growth strategy. Commodity prices have been and continue to be very strong and this enables the Company to increase its dividend level. At the same time, the Company is executing a record capital budget of approximately $70 million, a 68% increase over 2003. Consistent with the Board's ongoing commitment to growing the Company, we are continuing to invest in our core properties while actively pursuing acquisition opportunities."

Berry Petroleum Company is a publicly traded independent oil and  gas
production   and  exploitation  company  with  its  headquarters   in
Bakersfield, California.

"Safe Harbor under the Private Securities Litigation Reform Act of 1995:" This release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.


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